SUBORDINATION AND INTERCREDITOR AGREEMENT

     THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this "Agreement") is made and entered into as of February 29, 2008, by Prestige Capital Corporation ("Prestige") and RCM Technologies, Inc. and RCM Technologies Services Company, Inc. (collectively known as "RCM"); and acknowledged and consented to by Ideal Interiors, Inc. ("Client").

                                    RECITALS

         WHEREAS, as security for various obligations owed to RCM (collectively, the "Client - RCM Obligations"), Client has granted RCM a security interest in and lien upon Client's right, title and interest in and to all accounts whether now owned or existing or hereafter acquired or arising, regardless of where located (collectively, the "Client Accounts"), including especially and without limitation Client's right, title and interest in and to all accounts whether now owned or existing or hereafter acquired or arising with respect to Client's construction contract(s) and interests in construction projects for (a) the Union Baptist Church, in White Pains, New York, and (b) the Staten Island YMCA, in Staten Island, New York (collectively, the "Bonded Project Accounts"):

         WHEREAS, Prestige intends to purchase from time-to-time certain accounts receivable of Client pursuant to the Purchase and Sale Agreement between Prestige and Client (the "Purchase Agreement," as amended and together with any related assignments, agreements and instruments, collectively the "Prestige Agreements"), executed copies of such Prestige Agreements are attached hereto as Exhibit "A". As security for Client's obligations under the Prestige Agreements, Client intends to grant Prestige a security interest in and lien upon Client's right, title and interest in and to the specific Client Accounts that Client sells and assigns to Prestige under the Purchase Agreement (collectively, the "Assigned Accounts") and all other Client Accounts, excepting thereout and therefrom the Bonded Project Accounts (the foregoing collateral is hereinafter collectively the "Prestige Collateral").

         WHEREAS, in order to induce (a) Prestige to enter into the Prestige Agreements and purchase the Assigned Accounts and (b) RCM to consent to Client entering into the Prestige Agreements and granting Prestige a security interest in and lien upon the Prestige Collateral, the parties hereto have agreed to certain terms and accommodations pursuant to the provisions of this Agreement.

         NOW THEREFORE, for and in consideration of the foregoing Recitals (which are incorporated herein by reference to the same extent and with the same force and effect as if fully set forth herein below), the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. RCM Payments. On or before March 4, 2008, Client and Prestige agree that RCM shall be paid, directly out of the "Down Payment" (as defined in the Purchase Agreement) the sum of $1,000,000.00 (the "First RCM Payment") by wire transfer of immediately available funds pursuant to wire transfer instructions to be provided by RCM to Prestige. This Agreement shall become null and void in the event that RCM does not receive the First RCM Payment on or before March 4, 2008, 1:00 p.m. (EST). On or before March 14, 2008, Client and Prestige agree that RCM shall be paid the sum of $200,000.00 (the "Second RCM Payment") by wire transfer of immediately available funds pursuant to wire transfer instructions to be provided by RCM to Prestige.

         2. Lien Priorities; Subordination. Effective upon RCM's receipt of the First RCM Payment as provided above, and notwithstanding the time, order, method of attachment, perfection, filing or recording of any security interests in and liens upon the Client Accounts and Prestige Collateral in favor of RCM or Prestige, the parties hereto agree, confirm and acknowledge that RCM shall have a continuing security interest in and lien upon the Client Accounts, including without limitation the Assigned Accounts, provided, however, that such security interest and lien shall be subordinate in all respects including but not limited to priority and distribution (the "RCM Subordination"), to Prestige's security interest in and lien upon the Prestige Collateral, except that:

                  a. RCM shall have a continuing first security interest in and lien upon the Bonded Project Accounts, it being understood and agree that (i) Client shall not sell or assign, and Prestige shall not purchase or accept an assignment of, the Bonded Project Accounts, and (ii) the Bonded Project Accounts are not part of the Prestige Collateral and shall continue hereafter to be excluded from the Prestige Collateral; and

                  b. Upon the occurrence of an "RCM Terminating Event" (as hereinafter defined):

                           (i) the RCM Subordination shall automatically and
without the need for written
notice be deemed revoked and terminated solely with respect to RCM's security interest in and lien upon any and all Client Accounts acquired or arising after such RCM Terminating Event (collectively, the "Post-RCM Terminating Event Accounts") and RCM shall thereafter have a continuing first security interest and lien upon the Post-RCM Terminating Event Accounts;

                           (ii) RCM may exercise, enforce and/or realize upon
its rights and remedies with
respect to RCM's security interest in and lien upon the Post-RCM Terminating Event Accounts; and/or

                           (iii) RCM may exercise, enforce and/or realize upon
its rights and remedies with
respect to RCM's security interest in and lien upon any Client Accounts existing as of the occurrence of the RCM Terminating Event other than the Assigned Accounts, free and clear of Prestige's security interest in and lien upon the same, unless and until the occurrence of a "Prestige Terminating Event" (as hereinafter defined).

         As used herein: (x) the term "RCM Terminating Event" shall mean the occurrence of a material breach or default by Client of the Client - RCM Obligations as declared by RCM which is not fully cured by Client and/or Prestige within fifteen (15) days after written notice to cure provided by RCM to Client with a copy to Prestige; and (y) the term "Prestige Terminating Event" shall mean the occurrence of a material breach or default by Client of the Prestige Agreements as declared by Prestige which is not fully cured by Client and/or RCM within fifteen (15) days after written notice to cure provided by Prestige to Client with a copy to RCM.

         3. Lien Acknowledgements; Permitted RCM Payments. Notwithstanding anything to the contrary in this Agreement or the Prestige Agreements:

                  a. The parties hereto agree, acknowledge and confirm that all security interests and liens granted to RCM and Prestige in the Client Accounts and Prestige Collateral, respectively, are consented to, valid and perfected and secure the performance by Client of the (i) Client - RCM Obligations, and (ii) obligations under the Prestige Agreements, respectively.

                  b. Client agrees and authorizes Prestige to holdback, release and pay over directly to RCM, and Prestige agrees to holdback, release and pay over directly to RCM sufficient "Reserves" (as defined in the Purchase Agreement) that would otherwise be paid or remitted to Client pursuant to the Purchase Agreement, to make the following scheduled installment payments to RCM for the benefit of Client on account of the Client - RCM Obligations (collectively, the "RCM Installments"):

                           Due Date         Amount
                           May 1, 2008               $600,000.00
                           June 1, 2008              $250,000.00
                           July 1, 2008              $400,000.00

         In the event that there are insufficient Reserves to pay in full any of the RCM Installments, Prestige nevertheless agrees to pay over to RCM all available Reserves up to the amount of the applicable RCM Installment, as stated above, and Ideal shall be responsible for paying RCM the difference between the amount of the applicable RCM Installment and the amount paid over to RCM by Prestige out of the Reserves. All payments of the RCM Installments shall be paid by wire transfer of immediately available funds pursuant to wire transfer instructions to be provided by RCM to Prestige.

         4. RCM Right to Cure Prestige Agreement Default. Prestige shall send RCM written notice of any material breach or default by Client under the Prestige Agreements and an opportunity to cure same within fifteen (15) days thereafter (each a "Prestige Default Notice"). RCM shall have the right, but not the obligation, to cure any such material breach or default by Client under the Prestige Agreements within such fifteen (15) day period. During such cure period, Prestige agrees not to exercise, enforce and/or realize upon its rights and remedies with respect to Prestige's security interest in and lien upon the Prestige Collateral. Prestige also agrees to promptly send RCM a copy of any notice sent by Prestige or Ideal terminating the Purchase Agreement (each a "Termination Notice").

         5. RCM Option to Purchase Prestige Rights. Upon delivery of a Prestige Default Notice or Termination Notice to RCM, as the case may be, RCM shall have the right, but not the obligation, to purchase Prestige's interest in the Prestige Agreements for a purchase price equal to the aggregate outstanding amount due and owing Prestige under the Prestige Agreements, as of the "Purchase Closing Date" (as defined below), including any outstanding advances and accrued termination and other fees and costs permitted and owing under the Prestige Agreements. If RCM elects in writing to purchase Prestige's interest in the Prestige Agreements, RCM's right to purchase the same (the "Purchase") shall be subject to the following conditions: (1) the Purchase shall close (the "Purchase Closing Date") on the date selected by RCM but in no event later than sixty (60) days after the delivery of the Prestige Default Notice or Termination Notice to RCM, as the case may be; (2) Prestige shall execute such assignments and instruments as are reasonably required by RCM to evidence and confirm the Purchase; and (3) the Purchase shall be accomplished through an escrow at a title company to be mutually selected by RCM and Prestige, and RCM shall deposit the purchase price and both RCM and Prestige shall deposit all documents effectuating the Purchase with said title company. Upon consummation of the Purchase, RCM shall be subrogated to the rights of Prestige under the Prestige Agreements. Prior to the Purchase Closing Date, Prestige shall not, without RCM's prior written consent, amend, modify, restructure or extend the Prestige Agreements, or enforce or foreclose upon Prestige's security interest in and lien upon the Prestige Collateral.

         6. Payments Held In Trust. In the event that any payment is made to RCM or Prestige which is not permitted under this Agreement, such payments shall be held by RCM or Prestige, as the case may be, in trust for the benefit of Prestige, if held by RCM, or RCM, if held by Prestige, and shall be paid forthwith over and delivered to the appropriate secured party for application to the payment of the obligations under the Prestige Agreements, if paid over to Prestige, or the payment of the Client - RCM Obligations, if paid over to RCM.

         7. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (i) personal delivery; (ii) facsimile transmission; (iii) electronic mail; or (iv) overnight delivery service. Notices shall be sent to the appropriate party at its address, email address, or facsimile number given below (or at such other address, email address or facsimile number of such party as shall be specified by notices given hereunder):


                  To RCM:                                   RCM Technologies, Inc. and RCM Technologies Services
                  ------
                                                            Company, Inc.
                                                            20 Waterview Blvd., 4th Floor
                                                            Parsippany, NJ  07054
                                                            Attn:  Rich Timer and Kevin Miller
                                                            Facsimile: 856-486-0802
                                                            Email:   rich.timer@rcmt.com and
                                                            kevin.miller@rcmt.com

                  With a copy to:                           White and Williams LLP
                  --------------
                                                            1800 One Liberty Place
                                                            Philadelphia, PA  19103
                                                            Attn:  Steven E. Ostrow, Esquire
                                                            Facsimile: 215-789-7548
                                                            Email:  ostrows@whiteandwilliams.com

                  To Prestige:                              Prestige Capital Corporation
                  -----------
                                                            Att: Harvey L. Kaminski, President
                                                            400 Kelby Street 14th Floor
                                                            Fort Lee, NJ 07024
                                                            Fax # 201-944-9477
                                                            Email: Hkaminski@ prestigecapital.com

                  To Client:                                Ideal Interiors, Inc.
                  ---------
                                                            575 8th Avenue, 6th Floor
                                                            New York, NY  10018
                                                            Attn:  Frank DeGrande
                                                            Facsimile: 212.262.7024
                                                            Email:  Fdegrande@ideal-interiors.com

                  With a copy to:                           Bill Bajohr, Esquire
                                                            499 Ernston Road
                                                            Parlin, NJ  08859
                                                            Facsimile:  (732) 721-8701
                                                            Email:  bill@bajohrlawoffice.com

         All such notices, shall be deemed received as follows: (i) in the case of personal delivery, upon actual receipt thereof by the addressee, (ii) in the case of overnight delivery, upon receipt, (iii) in case of electronic mail, upon receipt, or (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.

         8. Further Assurances. The parties hereto shall execute, acknowledge, and deliver upon the written demand of Prestige or RCM, as the case may be, at any time or times, any and all further documents or instruments in recordable form for the purpose of further confirming the subordination and the agreements herein set forth.

         9. Miscellaneous.

                  a. Severability; Waiver and Amendment. If any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any jurisdiction in which it is sought to be enforced, such invalidity and unenforceability shall not affect any other provision hereof and it shall be construed as if such invalid or unenforceable provision were omitted. The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any breach or default by the other party.

                  b. Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties regarding the subject matter of this Agreement, and supersedes all oral or written agreements or understandings between the parties as to that subject matter. No course of prior dealings between the parties and no usage of trade shall be relevant to supplement or explain any term herein. Except as otherwise provided herein, this Agreement may be modified or amended only by a writing signed by all parties.

                  c. Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one agreement. Any facsimile signature of any party hereto or any other document executed in connection herewith shall constitute a legal, valid and binding execution by such party.

                  d. Construction. This Agreement was negotiated by sophisticated parties at arms' length, and each party has carefully reviewed this Agreement prior to execution and has been represented by counsel in the negotiation of this Agreement. Accordingly, no party shall be construed as the drafting party against which this Agreement could be construed.

                  e. Assignment. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto; provided, however, that Client may not, without the prior written consent of Prestige and RCM, assign or delegate any of Client's rights, interests, duties, obligations or liabilities under this Agreement.

                  f. Governing Law. This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of laws of any other jurisdiction other than the State of New Jersey.



                                                  (CONTINUED ON NEXT PAGE)

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                       RCM TECHNOLOGIES SERVICES COMPANY, INC.

                                                       By:
                                                             Name:
                                                             Title:

                                                       RCM TECHNOLOGIES, INC.

                                                       By:  __________________________________
                                                              Name:
                                                               Title:


                                                       PRESTIGE CAPITAL CORPORATION

                                                       By:  __________________________________
                                                               Name:
                                                               Title:


                                                       IDEAL INTERIORS, INC.

                                                        By:
                                                             Name:
                                                             Title:



                                   EXHIBIT "A"



                    [EXECUTED COPIES OF PRESTIGE AGREEMENTS]